Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 5, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2026 First Quarter Results
•Sales of $498 million increased 3 percent on both a reported and organic basis
•Operating income of $38 million and adjusted operating income of $41 million, up 4 percent and 11 percent, respectively
•Earnings per diluted share (EPS) of $0.30 and adjusted EPS of $0.34, up 8 percent and 18 percent, respectively
•Returned approximately $25 million to shareholders; $10 million in share repurchases and $15 million in dividends
•Company raises sales and adjusted EPS annual Outlook

PITTSBURGH, (November 5, 2025) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2026 first quarter ended September 30, 2025.
“Our first quarter started off strong with share gains and modest end market improvements compared to our previous expectations, resulting in sales and adjusted EPS that exceeded the upper end of our outlook,” said Sanjay Chowbey, President and CEO.
Chowbey added: “As we continue to build a more resilient business and create value for shareholders, our team remains focused on our fiscal year 2026 priorities of above market growth, cost structure improvement and shaping a smarter portfolio.”

Fiscal 2026 First Quarter Financial Highlights
Sales of $498 million increased 3 percent from $482 million in the prior year quarter, reflecting organic sales growth of 3 percent and a favorable currency exchange effect of 1 percent, partially offset by a divestiture effect of 1 percent.
Operating income was $38 million, or 7.5 percent margin, compared to $36 million, or 7.5 percent margin, in the prior year quarter. The increase in operating income was driven by pricing and tariff surcharges and incremental year-over-year restructuring savings of approximately $8 million, partially offset by higher compensation costs, tariffs and general inflation, a prior year benefit from net insurance proceeds of $4 million that did not repeat in the current year and an increase in incremental restructuring and related charges of approximately $3 million. Adjusted operating income was $41 million, or 8.2 percent margin, in the current quarter, compared to $37 million, or 7.6 percent margin, in the prior year quarter.
Year-to-date net cash flow from operating activities was $17 million compared to $46 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes including an increase in inventory. Year-to-date free operating cash flow (FOCF) was negative $5 million compared to positive $21 million in the prior year period. The decrease in FOCF was driven primarily by working capital changes including an increase in inventory, partially offset by lower net capital expenditures.

Outlook
The Company’s expectations for the second quarter of fiscal 2026 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $500 - $520 million; foreign exchange anticipated to be a tailwind of 2 percent compared to the second quarter of fiscal 2025
•Adjusted EPS is expected to be $0.30 - $0.40
Annual Outlook:
•Sales expected to be $2.100 - $2.170 billion
•Adjusted EPS is expected to be $1.35 - $1.65
•Free operating cash flow of approximately 100 percent of adjusted net income
•Capital spending expected to be approximately $90 million

The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $311 million increased 5 percent from $297 million in the prior year quarter, reflecting organic sales growth of 3 percent and a favorable currency exchange effect of 2 percent. Operating income was $22 million, or 6.9 percent margin, compared to $24 million, or 8.0 percent margin, in the prior year quarter. The decrease in operating income was primarily due to higher compensation costs, tariffs and general inflation, and incremental restructuring and related charges of approximately $3 million, partially offset by pricing and tariff surcharges and incremental year-over-year restructuring savings of approximately $6 million. Adjusted operating income was $25 million, or 8.0 percent margin, in the current quarter, compared to $24 million, or 8.2 percent margin, in the prior year quarter.
Infrastructure sales of $187 million increased 1 percent from $185 million in the prior year quarter, reflecting organic sales growth of 3 percent and a favorable currency exchange effect of 1 percent, partially offset by a divestiture effect of 3 percent. Operating income was $17 million, or 8.9 percent margin, compared to $13 million, or 6.9 percent margin, in the prior year quarter. The increase in operating income was driven by pricing and incremental year-over-year restructuring savings of approximately $2 million, partially offset by a prior year benefit from net insurance proceeds of $4 million that did not repeat in the current year and higher compensation costs and general inflation. Adjusted operating income was $17 million, or 8.8 percent margin, in the current quarter, compared to $13 million, or 6.9 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 24, 2025 to shareholders of record as of the close of business on November 10, 2025.

Conference Call and Webcast
The Company will host a conference call to discuss its first quarter fiscal 2026 results on Wednesday, November 5, 2025 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted EPS, FOCF, and capital expenditures for the second quarter and full year of fiscal 2026 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated nearly $2 billion in revenues in fiscal 2025. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2025	2024
Sales	$497,974	$481,948
Cost of goods sold	343,424	330,939
Gross profit	154,550	151,009
Operating expense	113,028	111,653
Restructuring and other charges, net	1,589	611
Amortization of intangibles	2,374	2,718
Operating income	37,559	36,027
Interest expense	6,186	6,312
Other income, net	(2,322)	(1,657)
Income before income taxes	33,695	31,372
Provision for income taxes	9,064	7,906
Net income	24,631	23,466
Less: Net income attributable to noncontrolling interests	1,333	1,343
Net income attributable to Kennametal	$23,298	$22,123
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.31	$0.28
Diluted earnings per share	$0.30	$0.28
Basic weighted average shares outstanding	76,128	78,067
Diluted weighted average shares outstanding	76,829	78,657

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2025	June 30, 2025
ASSETS
Cash and cash equivalents	$103,497	$140,540
Accounts receivable, net	288,014	295,401
Inventories	565,194	538,237
Other current assets	76,093	65,092
Total current assets	1,032,798	1,039,270
Property, plant and equipment, net	897,864	919,914
Goodwill and other intangible assets, net	347,407	349,935
Other assets	240,855	236,293
Total assets	$2,518,924	$2,545,412
LIABILITIES
Revolving and other lines of credit and notes payable	$1,405	$977
Accounts payable	193,443	195,929
Other current liabilities	202,130	225,423
Total current liabilities	396,978	422,329
Long-term debt	596,990	596,788
Other liabilities	199,359	201,647
Total liabilities	1,193,327	1,220,764
KENNAMETAL SHAREHOLDERS’ EQUITY	1,284,220	1,283,979
NONCONTROLLING INTERESTS	41,377	40,669
Total liabilities and equity	$2,518,924	$2,545,412

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Three Months Ended September 30,
(in thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$24,631	$23,466
Adjustments to reconcile to cash from operations:
Depreciation	32,671	30,839
Amortization	2,374	2,718
Stock-based compensation expense	8,239	7,937
Restructuring and other charges, net	1,589	611
Deferred income taxes	7	(1,253)
Gain on insurance recoveries	—	(5,000)
Other	817	1,742
Changes in certain assets and liabilities:
Accounts receivable	7,026	26,605
Inventories	(28,027)	(17,455)
Accounts payable and accrued liabilities	(13,547)	(22,270)
Accrued income taxes	(2,937)	1,976
Accrued pension and postretirement benefits	(281)	(1,195)
Other	(15,075)	(2,975)
Net cash flow provided by operating activities	17,487	45,746
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(22,982)	(24,748)
Disposals of property, plant and equipment	14	93
Proceeds from insurance recoveries	—	4,693
Other	262	9
Net cash flow used in investing activities	(22,706)	(19,953)
FINANCING ACTIVITIES
Net increase in notes payable	421	—
Purchase of capital stock	(10,030)	(15,030)
The effect of employee benefit and stock plans and dividend reinvestment	(6,327)	(5,768)
Cash dividends paid to Shareholders	(15,136)	(15,582)
Other	(3)	26
Net cash flow used in financing activities	(31,075)	(36,354)
Effect of exchange rate changes on cash and cash equivalents	(749)	2,178
CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(37,043)	(8,383)
Cash and cash equivalents, beginning of period	140,540	127,971
Cash and cash equivalents, end of period	$103,497	$119,588

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2025	2024
Sales:
Metal Cutting	$310,625	$296,900
Infrastructure	187,349	185,048
Total sales	$497,974	$481,948
Sales By Geographic Region:
Americas	$247,597	$237,727
EMEA	153,284	145,934
Asia Pacific	97,093	98,287
Total sales	$497,974	$481,948
Operating income:
Metal Cutting	$21,564	$23,822
Infrastructure	16,639	12,734
Corporate (1)	(644)	(529)
Total operating income	$37,559	$36,027
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2025 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended September 30, 2024 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the second quarter and full fiscal year of 2026 have not been provided, including but not limited to: FOCF, adjusted net income and adjusted EPS. The most comparable GAAP financial measures are net cash flow from operating activities, net income attributable to Kennametal and EPS, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$497,974	$37,559	26.9%	$23,298	$0.30
Reported operating margin		7.5%
Restructuring and related charges	—	3,188	18.8	2,590	0.04
Differences in projected annual tax rates	—	—	(20.5)	367	—
Adjusted results	$497,974	$40,747	25.2%	$26,255	$0.34
Adjusted operating margin		8.2%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$310,625	$21,564	$187,349	$16,639
Reported operating margin		6.9%		8.9%
Restructuring and related charges	—	3,312	—	(126)
Adjusted results	$310,625	$24,876	$187,349	$16,513
Adjusted operating margin		8.0%		8.8%

THREE MONTHS ENDED SEPTEMBER 30, 2024 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$481,948	$36,027	25.2%	$22,123	$0.28
Reported operating margin		7.5%
Restructuring and related charges	—	626	22.2	487	0.01
Differences in projected annual tax rates	—	—	(22.3)	14	—
Adjusted results	$481,948	$36,653	25.1%	$22,624	$0.29
Adjusted operating margin		7.6%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$296,900	$23,822	$185,048	$12,734
Reported operating margin		8.0%		6.9%
Restructuring and related charges	—	646	—	(20)
Adjusted results	$296,900	$24,468	$185,048	$12,714
Adjusted operating margin		8.2%		6.9%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2025	2024
Net cash flow provided by operating activities	$17,487	$45,746
Purchases of property, plant and equipment	(22,982)	(24,748)
Disposals of property, plant and equipment	14	93
Free operating cash flow	$(5,481)	$21,091

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended September 30, 2025	Metal Cutting	Infrastructure	Total
Organic sales growth	3%	3%	3%
Foreign currency exchange effect (3)	2	1	1
Business days effect (4)	—	—	—
Divestiture effect (5)	—	(3)	(1)
Sales growth	5%	1%	3%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(5) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.